EXHIBIT 99.1


For:                                                  From:
EVCI Career Colleges Inc.                             Gregory FCA Communications
For More Information Contact:                         Analyst Contact:
Dr. Arol I. Buntzman                                  David Evanson
Chairman & Chief Executive Officer                    610/642-8253
914/787-3500                                          devanson@gregoryfca.com
www.evcischools.com


For Immediate Release


              EVCI Career Colleges Incorporated Secures Financing
                         to Assist Interboro Expansion

Yonkers, New York, July 17, 2002 - EVCI Career Colleges Incorporated (Nasdaq:
EVCI) today announced the closing of a three year $550,000 loan from Rosenthal & Rosenthal of New York City. Approximately $275,000 of the funds will be used to assist in the expansion of Interboro Institute, Inc., a wholly owned subsidiary, for the fall semester, according to Dr. Arol Buntzman, chairman and chief executive officer of EVCI.

The loan bears interest at 10% per annum. Repayment of the loan requires interest only for the first twelve months, followed by twenty four consecutive monthly payments of principal and interest. Interboro guaranteed the loan and EVCI's bank issued a $250,000 letter of credit to the lender that is collateralized by EVCI cash in the same amount.

In addition, EVCI issued warrants to the lender to purchase 50,000 EVCI shares of common stock at $1.50 per share, subject to adjustment, at any time during the three years following repayment of the loan by prepayment or at maturity.

                                      # # #

The forward-looking statement in this press release regarding the use of proceeds of the loan reflect management's current views with respect to future events and are subject to certain assumptions, risks and uncertainties. These include: Interboro may not be able to implement its expansion plan; problems with regulators could adversely affect existing or proposed schools; losses and negative cash flow generated by ICTS and EVCI's enhanced video communication division could require additional cash infusions from EVCI; economic and market conditions may not be favorable for EVCI; and the other specific risk factors described in EVCI's filings with the SEC, including its most recent Form S-3 and 10-QSB. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated by any forward-looking statement. EVCI undertakes no obligation to update the information in this press release.